Exhibit 99.1

(3)           The aggregate purchase price for 300,000 shares of Series C Preferred and 100,000 shares of Series D-1 Preferred was $612,164,938, of which $383,334,000 was paid in 14% Senior Notes due 2014 of United Rentals, Inc. (the “Issuer”).

(4)           On June 10, 2008, Apollo Investment Fund IV, L.P. (“AIF IV”) and Apollo Overseas Partners IV, L.P.(“Overseas IV”, and together with AIF IV, the “Apollo Funds”) sold and transferred to the Issuer an aggregate of 300,000 shares of Series C Preferred and 100,000 shares of Series D-1 Preferred (collectively, the “Preferred Stock”), pursuant to a Purchase Agreement, dated as of June 10, 2008, by and among the Apollo Funds, J.P. Morgan Partners (BHCA), L.P. and the Issuer.  The shares of Preferred Stock reported as sold herein were owned of record by AIF IV and Overseas IV.  Apollo Management IV, L.P. (“Management IV”) is the manager of each of the Apollo Funds, and Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner or managing general partner of each of the Apollo Funds.  Apollo Management, L.P. (“Apollo Management”) is the general partner and managing general partner of Management IV.  Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management.  Apollo Capital Management IV, Inc. (“Capital IV”) is the general partner of Advisors IV.  The sole stockholder of Capital IV is Apollo Principal Holdings I, L.P. (“Apollo Principal”).  Apollo Principal Holdings I GP, LLC (“Apollo Principal GP”) is the general partner of Apollo Principal.  The Apollo Funds, Management IV, Advisors IV, Apollo Management, Management GP, Capital IV, Apollo Principal and Apollo Principal GP (collectively, the “Reporting Persons”) and Messrs. Leon Black, Joshua Harris, and Marc Rowan, who are each a member of the Board of Managers of Apollo Principal GP and an officer of Management GP, each disclaim beneficial ownership of all securities of the Issuer that are reported as held by the Apollo Funds in excess of their pecuniary interest, if any.  This report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.